Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2004 relating to the consolidated financial statements of Merck & Co., Inc. and its Subsidiaries, which appears in the 2003 Annual Report to Stockholders, which is incorporated by reference in Merck & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Florham Park, New Jersey
August 12, 2004